Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated effective as of July 18, 2007 (the “Effective Date”), and is entered into by and between RenaissanceRe Holdings Ltd. (the “Company”) and William I. Riker (“Employee”).

WHEREAS, Employee currently serves as the President and Chief Underwriting Officer of the Company; and

WHEREAS, the Company and Employee are parties to an amended and restated employment agreement, dated July 19, 2006 (the “Employment Agreement”), which sets forth the terms and conditions of Employee’s employment with the Company; and

WHEREAS, Employee has recently approached the Company regarding his long-term plans, and his desire to help the Company to facilitate a smooth and orderly transition of his roles and responsibilities through his departure; and

WHEREAS, the Company and Employee now desire to enter into a mutually satisfactory arrangement concerning, among other things, Employee’s eventual departure from the Company, the terms of Employee’s service during a transition period, and other matters related thereto; and

WHEREAS, subject to the terms and conditions contained herein, Employee and the Company have mutually agreed to embody in this Agreement the terms and conditions applicable to Employee’s continued employment with the Company and termination thereof.

NOW, THEREFORE, the parties hereby agree:

Section 1. Term of Employment. Notwithstanding anything in the Employment Agreement to the contrary, “Term of Employment” shall be defined as the period commencing on the Commencement Date (as defined in the Employment Agreement) and ending on the earlier to occur of (i) August 31, 2008 and (ii) a Change in Control (as defined in the Employment Agreement). The Term of Employment may only be extended for an additional period by mutual agreement between the parties hereto which is evidenced in writing. Except as otherwise explicitly set forth herein, the terms and conditions set forth in the Employment Agreement shall continue to govern Employee’s employment with the Company. In the event that any terms of this Agreement might be deemed, at any time, to conflict with the terms of the Employment Agreement or would result in the duplication of benefits, the terms of this Agreement shall exclusively govern.

Section 2. 2007 Annual Bonus. For the avoidance of doubt, Employee shall be eligible to receive in 2008, at the same time bonuses are provided to employees of the Company generally, an annual cash incentive bonus award with respect to services performed for the Company during the 2007 fiscal year, as set forth in Section 4(b) of the Employment Agreement and as adjusted by the “bonus performance factor” or such other like adjustment, if and as approved by the board of directors of the Company (the “Board”) and actually utilized in the determination of cash bonuses generally. Employee’s target bonus for services performed for the Company during the 2007 fiscal year will be $750,000. The actual annual bonus payable with respect to such fiscal year shall be based upon the level of achievement of performance objectives for such fiscal year, as determined by the compensation committee of the Board.

Section 3. Resignation of Officer Positions. On or before the close of business on December 31, 2007, Employee shall resign from his position as the President and Chief Underwriting Officer of the Company and from any other executive officer positions that Employee holds as of such date. The Company may request that the Employee resign from some or all of such executive officer positions prior to December 31, 2007 and upon such request Employee shall resign from some or all of such executive officer positions. Notwithstanding such resignations, Employee shall continue to be an employee of the Company through the end of the Term of Employment.

Section 4. Compensation.

(a) From January 1, 2008, and through the remainder of the Term of Employment, Employee shall continue to receive all compensation and benefits set forth in the Employment Agreement; provided, that, in lieu of his base salary and cash bonus opportunity set forth in Sections 4(a) and (b) of the Employment Agreement, Employee shall be entitled to an aggregate amount equal to $900,000, such amount to be paid in substantially equal installments through the remainder of the Term of Employment in accordance with the Company’s then-regular payroll practices. Any unpaid amounts pursuant to this Section 4(a) shall be immediately payable to Employee upon a Change in Control.

(b) During the Term of Employment, Employee shall continue to be entitled to receive all current benefits and perquisites provided pursuant to Section 5 of the Employment Agreement (at the same level as if he were a senior officer of the Company), including, but not limited to, his housing allowance at the same rate as currently in effect.

(c) During the Term of Employment, unvested Awards (as defined in the Employment Agreement) shall continue to vest as set forth on Schedule A attached hereto. At the completion of the Term of Employment, notwithstanding anything in the Employment Agreement to the contrary, all unvested Awards shall be forfeited. Employee shall have the right to exercise any options that are vested as of the end of the Term of Employment within ninety (90) days following the expiration of the Term of Employment (as provided for in respect of the underlying grants). In the event of a Change in Control, all Awards that would have vested through August 31, 2008 had Employee’s employment with the Company continued through such date shall immediately vest and Employee shall have the right to exercise any options that are vested as of the date of such Change in Control (including any options that vest as a result of such Change in Control) within ninety (90) days following the expiration of the Term of Employment (or such other date as provided for in respect of the underlying grant).

Section 5. Extension of Restrictive Covenants.

(a) Notwithstanding any provision of the Employment Agreement to the contrary, the covenants contained in Sections 8(b) and (c) of the Employment Agreement (together with the provisions of Section 9 of the Employment Agreement) shall extend through the twelve (12) month period immediately following the expiration of the Term of Employment

(the “Severance Term”). Subject to Employee’s continued compliance with such covenants, in lieu of any payments or benefits set forth in Section 7 of the Employment Agreement, Employee shall be entitled to receive:

(i) an amount equal to $1,771,875 (or, if there is a Change in Control on or prior to the December 31, 2007, $2,025,000), such amount to be paid in substantially equal installments over the Severance Term, in accordance with the Company’s then-regular payroll practices;

(ii) upon the expiration of the Severance Term, a lump sum amount equal to $590,625 (or, if there is a Change in Control on or prior to the December 31, 2007, $675,000); and

(iii) the Accrued Obligations (as defined in the Employment Agreement).

(b) In the event that Employee breaches the covenants set forth in Section 5(a) herein and Section 8 of the Employment Agreement, all payments pursuant to this Section 5(a) shall immediately cease and no further payments shall be made to Employee at any time pursuant to Sections 5(a)(i) and (ii) hereof or Section 7 of the Employment Agreement.

(c) Except as set forth herein, upon the expiration (or earlier termination by either party for any reason) of the Term of Employment, Employee shall not be entitled to any payment or benefits, including any payments or benefits otherwise payable upon a termination of employment pursuant to Section 7 of the Employment Agreement. Notwithstanding anything contained herein to the contrary, the parties obligations under Section 7(k) of the Employment Agreement shall expressly survive any termination or expiration of the Term of Employment.

(d) Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, the Company shall not be permitted to extend the covenants contained in Sections 8(b) and (c) of the Employment Agreement for any period beyond the Severance Term.

Section 6. Death, Disability, Without Cause or Good Reason. In the event that, (i) at any time prior to the expiration of the Term of Employment, (A) Employee cannot fulfill his obligations under this Agreement due to death or Disability (as defined in the Employment Agreement), (B) Employee’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) provided, that, following Employee’s first resignation pursuant to Section 3 above, neither (x) Employee’s willful failure or refusal to perform in any material respect his duties or responsibilities under the Employment Agreement, nor (y) Employee’s willful and material breach of any of the provisions of Section 3 of the Employment Agreement, shall constitute Cause for any reason; or (C) Employee’s employment is terminated by Employee for Good Reason (as defined in the Employment Agreement); provided, that, following Employee’s first resignation pursuant to Section 3 above, Good Reason shall mean only (x) any breach by the Company of any material provision of this Agreement or the Employment Agreement, including the failure to timely make any payments due to Employee hereunder; or (y) the diagnosis by a qualified physician selected by Employee and reasonably acceptable in good faith to the Company of the recurrence of the medical condition or a condition similar to the condition resulting in Employee’s leave of absence with the Company in 2005, and (ii) Employee complied with the covenants contained in Section 8 of the Employment Agreement through the date of such death, Disability or termination, Employee (or his estate) shall be entitled to:

(a) receive an amount in cash equal to the total cash payments that would have become payable to Employee following such death, Disability, or termination (but for such death, Disability or termination) during and at the conclusion of (i) the Term of Employment (including payment pursuant to Section 4(a) above, Section 4(a) of the Employment Agreement, and Section 2 above (if any)), and (ii) the Severance Term pursuant to Sections 5(a)(i), (ii), and (iii) herein. Such payment shall be accelerated and paid to Employee (or his estate) in a lump sum as soon as administratively practicable following the date of such death, Disability, or termination; and

(b) vest in any Awards that would have vested during (but not after) the Term of Employment pursuant to Section 4(b) above.

Section 7. Health Coverage. Subject to Employee’s compliance with the terms of this Agreement and the Employment Agreement through the expiration of the Term of Employment, the Company shall continue to provide Employee, and his covered dependents, with coverage under the Company’s health plan (as in effect from time to time) at the same cost applicable to active employees until the earliest to occur of (i) the date on which Employee attains age 65, (ii)  the date on which Employee (or a covered dependent, as applicable) becomes eligible to receive coverage under any other health plan provided by a new employer; provided, that, in the event that a covered dependent receives coverage under any other health plan, coverage under the Company’s health plan shall only terminate with respect to such covered dependent, or (iii) the date on which Employee engages in any Competitive Activities (as defined in the Employment Agreement); provided, that Employee shall not be eligible for any benefits pursuant to this Section 7 in the event that his employment with the Company is terminated by the Company for Cause. Notwithstanding anything herein to the contrary, Employee and his covered dependents shall not be entitled to any benefit pursuant to this Section 7 in the event that he breaches the covenants set forth in Section 5(a) hereof or in Section 8 of the Employment Agreement.

Section 8. Releases.

(a) Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 5(a)(i) and Section 7 herein, Employee and the Company shall have executed mutual general releases in a form as is reasonably agreed to by the Company and Employee, and any waiting periods contained in such release shall have expired; provided, that Employee shall not be required to waive his rights to (i) the Accrued Obligations, or (ii) enforce any rights pursuant to this Agreement or the Employment Agreement which arise or relate to periods following the execution of the release.

(b) Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 5(a)(ii) herein, Employee and the Company shall have executed second mutual general releases in a form as is reasonably agreed to by the Company and Employee, and any waiting periods contained in such release shall have expired; provided, that Employee shall not be required to waive his rights to (i) the Accrued Obligations, or (ii) enforce any rights pursuant to this Agreement or the Employment Agreement which arise or relate to periods following the execution of the release.

Section 9. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required to be withheld by law.

Section 10. Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 (the “Code”). On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Section 11. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require, in a writing delivered to Employee, any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable (or that become payable) to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 6 hereof, nothing expressed or referred to in this Agreement will be construed to give any person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 13. Severability. If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH COUNTRY.

Section 15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 16. Entire Agreement.

This Agreement, together with the Employment Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee and termination thereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 17. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 5 through Section 18 of this Agreement (together with any related definitions) shall survive to the extent necessary to give effect to the provisions thereof.

Section 18. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ William I. Riker
William I. Riker

RENAISSANCERE HOLDINGS LTD.
By:	/s/ Neill A.Currie
Name: Neill A. Currie Title: Chief Executive Officer